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                                                                   Exhibit 99.1

                       [LETTER HEAD OF NATIONAL STEEL]

NEWS RELEASE
------------

Media Contact:       Clarence J. Ehlers
                     (219) 273-7327

Analyst and          Joseph A. Rainis
Investor Contact:    (219) 273-7158



              NATIONAL STEEL ANNOUNCES SUCCESSFUL Y2K TRANSITION

Mishawaka, IN, January 7, 2000 - National Steel Corporation (NYSE: NS) today announced that its critical business and plant operating computer systems functioned normally as the new year began. Some of the Company's primary operations were intentionally paused for a brief period centering around midnight on December 31 and these facilities successfully resumed operations shortly thereafter.

"We are very pleased with the efforts of our employees, particularly those in our Information Systems group, that brought about such a seamless transition.
As a result of their careful planning and implementation of the appropriate remediation tools, our facilities continued to operate normally and shipments to our customers did not experience any disruption," said John A. Maczuzak, president and chief operating officer of National Steel.

Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 9,200 employees. Visit National Steel's website at: www.nationalsteel.com.